Exhibit 99.1

Investor Contact:                                                                                                                                         Dow Jones & Company
Mark Donohue                                                                                                                                             200 Liberty Street
Director, Investor Relations                                                                                                                                   New York, NY 10281
(609) 520-5660

Media Contacts:
Linda Dunbar
Vice President, Corporate Communications
(212) 416-2117

Howard Hoffman
Director, Corporate Communications
(609) 520-4765

WALL STREET JOURNAL PUBLISHER GORDON CROVITZ TO RESIGN
 AT CLOSE OF NEWS CORPORATION ACQUISITION OF DOW JONES

Dow Jones General Counsel Joseph Stern to Stay Through Transition

        NEW YORK (Dec. 7, 2007)—Dow Jones & Company (NYSE: DJ) announced today that L. Gordon Crovitz, publisher of The Wall Street Journal, executive vice president of Dow Jones and president of its Consumer Media Group, will resign at the close of the acquisition of Dow Jones by News Corporation.  Following the close, he will write a column for the Journal.

Dow Jones also announced that Joseph A. Stern, executive vice president, general counsel, corporate secretary, and member of the Dow Jones board of directors, will be leaving these positions following the close of the acquisition but will remain with the company through March 31, 2008, to assist in the transition.

            Richard F. Zannino, chief executive officer of Dow Jones, said, “Gordon Crovitz has made many important contributions during a distinguished 25-year career at Dow Jones, most recently as head of the Consumer Media Group and publisher of The Wall Street Journal.  Before successfully leading the Journal franchise during a time of profound change, he was president of the Electronic Publishing Group where he oversaw the launch and development of three of our most successful and profitable businesses -- WSJ.com, Factiva and Dow Jones Indexes.  He previously served in Asia and Europe and in a range of business management and journalistic roles.  Gordon has helped create much value for readers, shareholders and employees during his long career at Dow Jones.”

             Zannino continued, “Joe Stern has been a wise and invaluable counselor, change agent, consensus builder and deal-doer as we have been transforming Dow Jones.  He came to Dow Jones in 2005 with broad legal expertise and extensive corporate governance and transactional experience.  His skills and insights have been critical to the Company’s success.  In addition to thanking him on behalf of Dow Jones, I want to personally thank Joe for the support and guidance he has given me and the board of Dow Jones, especially over the past eight months.”

Zannino concluded, “On behalf of the board and the entire Company, I would like to thank both Gordon and Joe for their exemplary service to Dow Jones and wish them continued success in their future endeavors.”

Rupert Murdoch, chairman and chief executive of News Corporation, said:  “Gordon’s departure is a sad day for Dow Jones.  With 25 years of brilliant service, he has made a huge contribution to the company.  I hope he will remain a professional and personal friend.  Joe Stern has served the company with great distinction as its chief corporate counsel.  With the end of Dow Jones as a public company, Joe’s expertise would no longer have been fully utilized and we understand his decision to leave at this time.”

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About Dow Jones
Dow Jones & Company (NYSE: DJ; dowjones.com) is a leading provider of global business news and information services. Its Consumer Media Group publishes The Wall Street Journal, Barron's, MarketWatch, eFinancialNews and the Far Eastern Economic Review. Its Enterprise Media Group includes Dow Jones Newswires, Factiva, Dow Jones Client Solutions, Dow Jones Indexes and Dow Jones Financial Information Services. Its Local Media Group operates community-based information franchises. Dow Jones owns 50% of SmartMoney and 33% of STOXX Ltd. and provides news content to CNBC and radio stations in the U.S.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements, such as those including the words "expect," "will," "plan," and similar expressions, that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones' business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with News Corporation may not be consummated or may be delayed; that anticipated cost savings and revenue enhancements from the merger may not be fully realized; that the conditions to close the merger, including obtaining shareholder approvals, will fail to be satisfied; and such other risk factors as may be included from time to time in the reports of Dow Jones filed with the SEC and posted in the Investor Relations section of Dow Jones' web site (www.dowjones.com). The forward looking statements included in this document are made only as of the date of this document and Dow Jones does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.